EXHIBIT 10.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

RESTATED LICENSE AGREEMENT

This Agreement made effective as of this 6th day of April, 2010 between:

The Ottawa Hospital Research Institute, with a business address of 725 Parkdale Avenue Ottawa, Ontario, K1Y 4E9, Canada (hereinafter “Licensor”)

and

Verio Therapeutics Inc., with a business address of 100 Queen Street, Ottawa, Ontario, K1P 1J9, Canada (hereinafter “Licensee”).

BACKGROUND

WHEREAS the corporate name of the Licensor was changed from the “Ottawa Health Research Institute” to “Ottawa Hospital Research Institute” by Supplementary Letters Patent dated March 19, 2009 under the Corporations Act of Ontario.

WHEREAS Licensee is in the business of the development and commercial exploitation of technology potentially useful for protein and small molecule therapies for the treatment or prevention of human diseases;

WHEREAS Licensor owns technologies relating to protein and small molecule therapies for the treatment of diseases and has filed patent applications relating to said technologies and co-owns with Licensee certain patent applications relating thereto that may be useful to Licensee in the operation of its business;

WHEREAS Licensor and Licensee may develop additional Co-Owned Technologies (as defined below) and patent applications;

WHEREAS Licensor wishes to see the aforementioned Licensor owned or co-owned technologies commercially exploited to the benefit of the Licensor, Licensee and ultimately the public through access to such technologies;

WHEREAS Licensor and Licensee entered into that certain License Agreement with an effective date of December 22nd, 2008, as amended June 5, 2009 and September 1, 2009 (the “First License Agreement”), pursuant to which Licensor granted and Licensee obtained a license to Licensor’s patent rights in and to the aforementioned Licensor and Co-Owned Technologies, as further described herein;

WHEREAS Licensor and Licensee now desire to execute this Restated License Agreement (the “Agreement”) which, as of the Effective Date of this Agreement, shall supersede the First License Agreement, as amended, in its entirety.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, Licensor and Licensee agree as follows.

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following capitalized terms, words, and phrases, when used in either the singular or plural, shall have the following meanings.

“Affiliate” means, with respect to a party to this Agreement, any Entity which controls, is controlled by, or is under common control with such party, where the term “control” means direct or indirect possession of at least forty percent (40%) of the voting securities or comparable equity interest by or in such Entity.

“Business Day” means any day excepting a statutory holiday in the Province of Ontario or a Saturday or a Sunday.

“Calendar Quarter” means a period of three (3) months in the Gregorian calendar ending on the last day of March, June, September, or December.

“Commercial Sale” means the sale of a Licensed Product for consideration.

“Co-Owned Technologies” means technology, including all corresponding intellectual property rights thereto, developed, conceived or conceived and reduced to practice jointly by both employees, contractors or agents of Licensor and employees, contractors and agents of Licensee.

“Covered by the Licensed Patents” means that, in respect of a Licensed Product, the manufacture, use, sale or import of such Licensed Product would infringe, but for the License granted hereunder, a Valid Claim in the Licensed Patents in the country in which such Licensed Product is manufactured, used, sold or imported.

“Confidential Information” means any information disclosed under this Agreement and designated as being confidential or proprietary including but not limited to information relating to any scientific or engineering research project, inventions, discoveries, methods, processes, work in process, future developments, names of suppliers and customers, marketing and business plans relating to a party (the “Disclosing Party”), whether in oral, written, graphic or electronic form. Confidential Information shall not include information that is: (i) known to the other party (the “Receiving Party”) prior to disclosure by the Disclosing Party, as evidenced by prior written business records; (ii) disclosed in published literature, other than by Receiving Party in violation of this Agreement; (iii) generally known or available to industry prior to disclosure by the Disclosing Party; (iv) obtained by the Receiving Party from a third party who is not in breach of any confidentiality obligations to the Disclosing Party; (v) independently developed by the Receiving Party without any reference to confidential or proprietary information received from the Disclosing Party; (vi) approved in writing by the Disclosing Party for disclosure; or (vii) is required to be disclosed by operation of law or court order, provided the Receiving Party makes reasonable efforts to provide the Disclosing Party with notice of such requirement prior to any such disclosure by the Receiving Party and reasonably assists the Disclosing Party, at the Disclosing Party’s expense, in avoiding and minimizing such disclosure or obtaining confidential treatment of such information required to be disclosed, to the extent possible.

“Effective Date” means the date this Agreement is made effective, as first written above.

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization, which can exercise independent legal standing.

“Field of Use” means all fields.

“Gross Revenues” means all cash, monies, receipts and other consideration received by the Licensee or its Affiliates arising from or in connection with Commercial Sales including royalties received by Licensor or its Affiliates from Sublicensees. If consideration is received in a form other than cash, Gross Revenue shall be the monetary equivalent or fair market value of such consideration, whichever is greater.

“Improvement” means any development, modification, enhancement, or addition to the subject matter of the Licensed Patents, Licensed Product, and Licensed Technology, as applicable, developed by Principal Investigators pursuant to any Sponsored Research Agreement between Licensee and Licensor, and “Improvements” shall be the plural of any Improvement.

“Licensed Patents” means (i) the claims of the patent applications identified in Exhibit A, (ii) any international patent applications corresponding to the foregoing, and (iii) any and all continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the foregoing, and all patents that issue from any of the foregoing applications; and (iv) any patent applications for Improvements to the subject matter of subparagraphs (i), (ii), and (iii). For the avoidance of doubt, Licensed Patents shall include Licensor’s ownership in and to any of the foregoing with respect to Co-Owned Technologies.

“Licensed Product” means any product, apparatus, method, process or service in the Field of Use that is covered by the Licensed Patents or uses or incorporates any Licensed Technology.

“Licensed Technology” means (i) the technologies contained in the Licensed Patents added to Exhibit A hereto by mutual written agreement of the parties and (ii) any Improvements thereto.

“License” means the license rights granted in Article 2 of this Agreement.

“Net Sales” means Gross Revenues actually received by Licensee or its Affiliates from a third party arising from a Commercial Sale of any Licensed Product, but excluding any Licensed Product furnished to any third party at-cost for research, testing and/or regulatory purposes, reduced by the following costs actually allowed and/or incurred by Licensee or its Affiliates in relation to the Commercial Sale of Licensed Products, as appropriate, and as evidenced by written business records:

(a)	discounts, charge backs, returns, recalls, allowances for bad debts or uncollectible amounts and rebates;

(b)	credits or refunds, not exceeding the original or customary billing or invoice amount, for claims or returns;

(c)	transportation insurance premiums;

(d)	reasonable outbound freight and other transportation expenses;

(e)	discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors; and

(f)	taxes including sales, use, turnover, value-added, excise, import, export, withholding and other taxes, duties, or tariffs imposed by a government agency on such Commercial Sale and borne by Licensee or its Affiliates, except tax related to income derived by Licensee or its Affiliate’s from such Commercial Sale.

“Principal Investigators” means Dr. Lynn Megeney and Dr. Michael Rudnicki.

“Sublicensee” means any Entity that is expressly licensed by Licensee, pursuant to the authority granted in this Agreement to grant sublicenses.

“Valid Claim” means a claim in an unexpired issued Licensed Patent that has not been held invalid or unenforceable by the final, unappealable decision of a court, or similar legal entity, of competent jurisdiction.

1.2	Entire Agreement

This Agreement, including the Exhibits appended hereto, constitute the entire agreement and understanding between Licensor and Licensee pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions pertaining to such subject matter, whether oral or written or in electronic form, specifically including the First License Agreement in its entirety. Except as specifically set out herein, there are no conditions, representations, warranties, undertakings, promises, inducements, or agreements whether direct, indirect, collateral, express or implied made by Licensor to Licensee. No modification, supplement or waiver of this Agreement shall be binding unless executed in writing by authorized officers of each party.

1.3	Force Majeure

Neither Licensor nor Licensee shall be in default of the terms of this Agreement because the party delays performance or fails to perform such terms; provided such delay or failure is not the result of the party’s intentional or negligent acts or omissions, but the result of causes beyond the reasonable control of such party. Causes reasonably beyond the control of Licensor and Licensee shall include, but not be limited to, revolutions; civil disobedience; fires; acts of God, war, or public enemies; blockades; embargoes; strikes; labour disputes; laws; governmental, administrative or judicial orders, proclamations, regulations, ordinances, demands, or requirements; delays in transit or deliveries; or inability to secure necessary permits, permissions, raw materials, or equipment, except to the extent such event shall be within the control of the party seeking to rely on the provisions of this Article 1.3.

1.4	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein, without regard to any choice or conflict of laws, rule or principle that would result in the application of the laws of any other jurisdiction. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and provincial courts located in Ontario.

1.5	Headings

The article, section and subsection titles and headings contained in this Agreement are for convenience and reference only. Such titles and headings do not form a part of this Agreement, shall not define or limit the scope of the articles, sections or subsections, and shall not affect the construction or interpretation of any of the articles, sections or subsections.

1.6	Severability

If a court or other lawful authority of competent jurisdiction declares any provision, Article or Section of this Agreement invalid, illegal or unenforceable, this Agreement will continue in full force and effect with respect to all other provisions, Articles and Sections and all rights and remedies accrued under such other provisions, Articles and Sections will survive any such declaration. The parties shall, in good faith, negotiate substitute terms for any provision so declared illegal or unenforceable, which shall most nearly approximate the intent of the parties at the time they entered into this Agreement.

Article 2

GRANT OF RIGHTS

2.1	License

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive (subject to 2.2), world-wide, royalty bearing right and license (with the right to sublicense) to use Licensor’s rights in and to the Licensed Technology and the Licensed Patents in the Field of Use to develop Licensed Products and to make, have made, import, use, offer for sale and sell Licensed Products.

2.2	Rights Retained by Licensor

2.2.1	Licensed Technology and Licensed Patents

Notwithstanding the foregoing, Licensor retains the right to use and practice the Licensed Technology and the Licensed Patents within the Field of Use for non-commercial, research and/or academic purposes only.

2.2.2	Access to and Publication of Licensee Data by Licensor

In the event that Licensee’s license to any of the Licensed Patents terminates, or upon Licensee’s bankruptcy, insolvency, or dissolution, Licensee will grant to the Licensor a fully paid-up, royalty-free, perpetual, irrevocable, worldwide right and license to use any Licensee generated data related to such Licensed Patents to publish and/or publicly disclose the data, subject to the following provisions. Prior to any such publication or public disclosure of any Licensee generated data, methods, or results related to the Licensed Patents, Licensor will provide copies of the planned disclosure for Licensee’s review. Licensee will have a period of thirty (30) days to review the planned disclosure (the “Review Period”) and, if Licensee determines that the disclosure contains potentially patentable subject matter or other Confidential Information, then the Review Period will be extended for up to ninety (90) days to allow for the protection of Licensee’s interests, including the preparation of patent applications and/or the removal of Confidential Information of Licensee; provided, however, that in the event that proceedings by or against Licensee are instituted in bankruptcy under any insolvency law, Licensor may proceed with such publication or public disclosure unless Licensee requests a delay of publication, in writing, within ninety (90) days of Licensor providing copies of the planned disclosure. In the event the Licensee is successful in raising additional financing and maintains ownership of the data it has generated, Licensee will review and discuss, reasonably and in good faith, with Licensor the publication of any Licensee generated data if the Principal Investigators or any other Licensor personnel had any involvement in the research that generated the data. Nothing herein shall restrict Licensor from publishing data generated by Licensor, its employees, contractors and agents relating to the Licensed Patents, provided no Confidential Information of Licensee is contained in any such publication without Licensee’s prior written permission, which shall not be unreasonably withheld or delayed. If Licensor conducts research that is sponsored by Licensee under a separate sponsored research agreement, publication of data resulting from such sponsored research agreement shall be governed by the publication terms of said research agreement, which terms will provide for reasonable review by Licensee of any proposed publication of research results sponsored by Licensee to identify patentable subject matter that should be protected by the filing of a patent application(s).

2.3	No rights in Licensed Patents and Licensed Technology

Each party acknowledges that the rights and licenses granted under this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted by either party to the other party.

2.4	Rights to Sublicense

The License granted under this Agreement specifically includes the right of Licensee to grant sublicenses. Licensee agrees that any sublicense it grants to any third party shall be granted under the following conditions:

a.	Any sublicense grant of rights to the Licensed Technology and/or the Licensed Patents shall be restricted to the Field of Use and shall be subject to substantially the same terms and conditions as set out in this Agreement (the “Sublicense Agreement”), with the exception of those terms and conditions that relate to additional royalties and additional consideration that Licensee may require a Sublicensee to pay to Licensee under the Sublicense Agreement, provided that [***]. Each Sublicense Agreement shall specifically reference this Agreement and all rights retained by Licensor.

b.	Licensee shall provide to Licensor a fully executed copy of the Sublicense Agreement within fifteen (15) days following execution of the same.

Article 3

TERM

3.1	Term

The term of this Agreement, and the license granted under Section 2.1 hereof, shall commence on the Effective Date and, unless otherwise terminated earlier pursuant to the terms of this Agreement, shall extend until the last patent of Licensed Patents expires.

Article 4

LICENSING CONSIDERATION, OPTION and COMMERCIALIZATION

4.1	Up-Front Payments

In consideration for the license granted in this Agreement, Licensee shall pay to Licensor, the following payments:

a.

The parties acknowledge that, pursuant to the First License Agreement, Licensee reimbursed Licensor for all past patent related costs incurred by Licensor retroactively to May 31, 2008 and prior to December 22, 2008 pertaining to patent families 1, 2,

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission and 3, and 50% of past patent costs relating to patent family 7 as set out in Exhibit “A” to the Agreement, as invoiced by Licensor to Licensee, which amounts are non-refundable. Licensee shall not be required to reimburse Licensor for any past patent related costs incurred by Licensor prior to December 22, 2008 pertaining to patent family 4 of Exhibit “A”, for which Licensee and Licensor shall bear their own costs, except as provided by Section 4.1(c) below;

b.	Upon the Effective Date of this Agreement, Licensee shall pay to Licensor the amount of thirty-seven thousand dollars Canadian ($37,000 Cdn), which amount shall be non-refundable; and

c.	Upon Licensee notifying Licensor, which it must do in writing prior to March 31, 2011, of its intention to retain its license to patent family 4 of Exhibit “A”, Licensee shall pay to the Licensor thirty-one thousand dollars Canadian ($31,000 Cdn), which amount shall be non-refundable.

4.2	Earned Royalties

In consideration for the license granted in this Agreement and for the term of this Agreement, Licensee shall pay to Licensor, in the manner designated in this Agreement, an earned royalty as follows: [***]% of Net Sales.

Notwithstanding the foregoing, in the event such earned royalty relates to a Licensed Patent arising from Co-Owned Technologies, such earned royalty shall be reduced in a manner to reflect Licensor’s relative contribution and ownership of such Licensed Patent, as specified in Exhibit B.

4.3	Annual License Fee

As a condition to maintain this Agreement and commencing on the first anniversary date of execution of this Agreement, Licensee shall pay to Licensor an annual license fee of [***] dollars Canadian ($[***] Cdn) for each calendar year this Agreement is in effect. Any maintenance payment due shall be paid with Licensee’s final earned royalty report and payment for the appropriate calendar year. All maintenance payments will be fully creditable towards earned royalties, milestone payments and sublicensing revenue payments only for the specific year in which the maintenance payment is due.

4.4	Milestone Payments

Amount Cdn $		Milestone Event
$	[***]	[***]

$	[***]	[***]

$	[***]	[***]

$	[***]	[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Notwithstanding the foregoing, in the event such milestone payment relates to a Licensed Product covered by a Licensed Patent arising from Co-Owned Technologies, such milestone payment shall be reduced in a manner to reflect Licensor’s relative contribution and ownership of such Licensed Patent, as specified in Exhibit B.

4.5	Sublicensing Revenue

In addition to all other royalties and fees payable hereunder, Licensee will pay to Licensor a portion of all other consideration, whether cash or cash in-kind, received by Licensee, where such consideration is exchanged for rights granted to a Sublicensee pursuant to this Agreement, as follows: [***] percent ([***]%) of all consideration received where the sublicense is executed between [***]; [***] percent ([***]%) of all consideration received where the sublicense is executed between [***]; and, [***] percent ([***]%) thereafter.

Notwithstanding the foregoing, in the event such consideration includes Co-Owned Technologies, such consideration shall be reduced in a manner to reflect Licensor’s relative contribution and ownership of such Co-Owned Technologies, as specified in Exhibit B.

4.6	Royalty Stacking

The parties recognize and agree that, in order for Licensee and/or its Sublicensees to develop and commercialize the Licensed Technology and/or Licensed Product within the Field of Use and Territory, it may be necessary for Licensee and/or its Sublicensees to make use of and/or incorporate multiple elements of third party intellectual property from multiple sources. Licensee will determine, acting reasonably and in good faith, which elements of third party intellectual property are required for the development and commercialization of the Licensed Technology and/or Licensed Product. Royalty payments or license fees may be required to be paid by Licensee and/or its Sublicensees to third parties if intellectual property owned by a third party is required for the commercialization of the Licensed Technology and/or Licensed Products in the Field of Use and Territory. All commercially reasonable payments to third parties that Licensee and/or its Sublicensees are required to pay to obtain licenses or other rights to use or incorporate third party intellectual property or products that are required for the development and commercialization of a Licensed Technology and/or Licensed Product in the Field Of Use and Territory will be creditable in the year they are paid by Licensee and/or its Sublicensees against royalties otherwise owed to Licensor hereunder in that same year for that same Licensed Technology or Licensed Product, provided that [***]; provided, that in no one year will such expenses be credited against more than [***]% of royalty payments otherwise owed to Licensor. In any event, in order for payments to third parties to be credited, such payments must have been commercially reasonable and have to have been made in good faith.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

4.7	Research Funding

The parties agree to confer with each other from time to time, but no less than once every [***], to consider additional research project(s) of Principal Investigator(s) which Licensee may wish to sponsor. Licensee will review and evaluate such project(s) in good faith, and the parties may negotiate a sponsored research agreement with respect to such project(s) upon the mutual consent of both parties.

4.8	Equity

The parties acknowledge that, upon execution of the First License Agreement, Licensor, [***] were issued a combined total of [***]% of the original equity in Licensee, which equity was divided between Licensor and these investigators as follows: [***]

Article 5

PAYMENTS AND REPORTS

Article

5.1	Payments

Unless otherwise specified in this Agreement, including Article 4.3 above, all amounts due Licensor shall be paid quarterly within thirty (30) days following the end of each Calendar Quarter based on Net Sales for each such Calendar Quarter. All such payments shall be remitted to Licensor’s address given in the notification provision of this Agreement or to such other address as Licensor shall direct.

5.2	Payments in Canadian Dollars

All amounts due Licensor under this Agreement are in Canadian dollars and are to be paid in Canadian dollars. With respect to Net Sales received by Licensee and its Affiliates in currency other than Canadian dollars, calculations required to ascertain amounts due Licensor and any currency conversion necessary to make payment of amounts due Licensor shall be made using the official exchange rate quoted by the Royal Bank of Canada on the day transfer of funds is actually made. If such currency conversion is not reasonably possible, Licensee shall deposit any amounts owed to Licensor, in the currency of the Net Sales received, in the bank or trust association of the country of such currency designated by Licensor.

5.3	Late Fees

If any payment is made more than thirty (30) days late after the date such payment is due (an “Overdue Payment”), Licensee shall pay to Licensor interest on an Overdue Payment at a rate of [***]. Such interest will accrue on an Overdue Payment from the thirtieth (30th) day after the payment was due. Accrued interest will be due and payable on the first day of each month after interest begins to accrue, until full payment of such Overdue Payments and accrued interest is received by Licensor.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

5.4	Reports

During the term of this Agreement and for two years thereafter, Licensee shall keep, at its own expense, accurate books of account using accepted accounting procedures, detailing all data necessary to calculate any payments due Licensor from Licensee under this Agreement. Each payment made to Licensor shall be accompanied by a written report summarizing the data used to calculate the amounts paid. Each report pertaining to royalty payments for the applicable accounting period shall specifically include the following, as applicable, as well as any other information reasonably requested by Licensor with notice to Licensee:

i.	itemized description of Licensed Products sold by Licensee, its Affiliates and its Sublicensees including, without limitation, quantity;

ii.	Net Sales amounts and details of calculations used to calculate Net Sales;

iii.	Royalties due, broken down by category and country; and

iv.	Sublicensing consideration received by Licensee or its Affiliates.

All reports under this Section 5.4 will be treated as Confidential Information of the Licensee.

If during any quarterly reporting period, no Net Sales are invoiced, billed, or received and no payment is due to Licensor, Licensee shall nevertheless timely submit a written report to Licensor stating that no Net Sales were invoiced, billed, or received and no funds are due Licensor.

5.5	Examination of Records

Upon at least fifteen (15) days’ written notice, Licensor shall have the right, through an independent, certified accounting firm, to examine such records and books of account of Licensee and its Affiliates as are necessary to verify the accuracy of Licensee’s royalty payments hereunder. Such right may be exercised only once during any twelve-month period. Such examination may be performed at any time within two (2) years after the end of the reporting period to which the books of account pertain, and shall be performed during normal business hours at Licensee’s or an Affiliate’s major place of business or at such other site as may be agreed upon by Licensor and Licensee. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. Licensor shall require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to Licensor the accuracy of Licensee payments hereunder.

5.6	Results of Examination

If any examination of the Licensee’s records shows that Licensee has paid more than required under this Agreement, any excess amounts shall, at Licensee’s option, be promptly refunded or credited against future royalties with interest from the date of overpayment at [***]. If any examination of the Licensee’s records shows that Licensee has paid less than required under this Agreement, Licensee shall promptly pay the additional amount due together with interest and late fees as required under this Agreement for late payments. If the amount of underpayment exceeds [***] percent ([***]%) of the amount which should have been paid, Licensee shall also pay all reasonable costs of such examination.

Article 6

PERFORMANCE

6.1	Licensee Efforts

During the term of this Agreement, Licensee shall use commercially reasonable efforts to exploit the Licensed Patents and/or Licensed Technology in the Field of Use in countries where it is commercially reasonable to develop Licensed Products hereunder, and to achieve the following development benchmarks (“Benchmarks”) within the following time periods as set forth below:

Benchmark	Timeline
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

In addition, Licensee will use commercially reasonable efforts to commercialize and market all Licensed Products as soon as practicable in accordance with the terms of a development plan prepared by Licensee within ninety (90) days of the Effective Date of this Agreement. Licensee will provide Licensor with (i) annual updates of the development plan, (ii) clear and comprehensive documentation of its investment in the development of Licensed Products, and (iii) annual written progress reports outlining the development, evaluation, testing and commercialization of all Licensed Products.

Licensee and Licensor agree to jointly and thoroughly review and discuss Licensee’s efforts within six (6) months of the third (3rd) anniversary of this Agreement. Acting reasonably and in good faith, Licensee and Licensor will determine if any Licensed Product is not being actively developed, evaluated, tested or commercialized and Licensee agrees to review its interest in maintaining its license to the Licensed Patent of any such Licensed Product.

For each Licensed Patent, in the event (i) Licensee is unable to achieve a given Benchmark for a Licensed Product covered by such Licensed Patent in accordance with its applicable timeline and (ii) Licensor determines, acting reasonably, that commercially reasonable

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission efforts are not being made by the Licensee to develop a Licensed Product covered by such Licensed Patent, Licensor may deliver written notice to Licensee of such non-performance. In the event Licensee has not cured the deficiencies outlined in such written notice within sixty (60) days after such written notice was received by Licensee, Licensor may, solely with respect to such Licensed Patent that is the subject of such non-performance, render the license to such Licensed Patent non-exclusive or terminate the license to such Licensed Patent, at the sole discretion of Licensor, upon written notice to Licensee of Licensor’s decision.

Notwithstanding anything to the contrary in the Agreement, in the event that Licensee is unable to achieve a given Benchmark according to its applicable timeline, Licensee may, [***] for each Licensed Patent under the Agreement, extend the timeline by [***] by making a [***] dollars Canadian ($[***] Cdn) payment to Licensor (where, for the avoidance of doubt, all later occurring Benchmark(s) shall also be similarly extended by [***]).

If Licensee fails to reimburse Licensor for any patent costs for any Licensed Patents, the license rights to such Licensed Patents and the Licensed Technology they cover cease to be part of the license granted to Licensee under this Agreement and all license rights to such Licensed Patents and the Licensed Technology they cover will automatically return to Licensor to deal with at its sole discretion without any obligation to Licensee; provided, however, that Licensor has given Licensee written notice of any overdue payment owed by Licensee and Licensor fails to make such payment within thirty (30) days of receipt of such overdue payment notice. For clarity, Licensee will still be liable to Licensor for any outstanding patent costs incurred up to and including the date that the license to any such Licensed Technology and Licensed Patents is terminated.

Article 7

INTELLECTUAL PROPERTY MATTERS

7.1	Licensed Patents

Licensee shall be responsible for all further patent prosecution with respect to the Licensed Patents and Licensed Technologies set out in Exhibit “A”. Licensee may select the patent agent for the prosecution of the Licensed Patents, subject to the approval of Licensor as the patent owner, which approval will not be unreasonably withheld. Licensee shall provide Licensor with copies of all relevant documentation related to the filing and prosecution of the Licensed Patents so that Licensor may be informed and apprised of and meaningfully consulted as to the continuing prosecution. Licensor shall keep all such documentation confidential. In the event the Licensee does not agree that any given patent application or patent should be filed, prosecuted or maintained (hereinafter referred to as a “Refused Licensed Patent”) in a particular jurisdiction(s) Licensee shall indicate such disagreement in writing (hereinafter “Refusal Notice”) and upon Licensor’s receipt of such Refusal Notice Licensor shall have the right unilaterally to make, prosecute and maintain such Refused Licensed

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Patent in such jurisdiction(s) in the name of its owners, at Licensor’s expense, and Licensee shall not have any rights or obligations to such Refused Licensed Patent in such jurisdiction(s); provided, however, that Licensee shall retain all of its ownership rights in any Refused Licensed Patent that is a Co-Owned Technology. In such case Licensor shall provide Licensee with copies of all relevant documentation related to the filing and prosecution of the Refused Licensed Patents so that Licensee may be informed and apprised of and be meaningfully consulted with as to the continuing prosecution. Licensor shall have no obligation to continue prosecution or maintenance of any Refused Licensed Patent and may abandon same without any prior notice or any obligation to Licensee.

Both Licensee and Licensor shall make best efforts to respond promptly to any request from the other Party for input or assistance with respect to matters pertaining to the Licensed Patents. Licensee shall use reasonable efforts to amend any patent application to include claims reasonably requested by the other Party and required to protect the Licensed Technology.

In addition to Licensee’s obligations pursuant to section 4.1 above, Licensee shall be solely responsible for all patent and legal costs relating to the Licensed Patents and Licensed Technology (excluding Refused Licensed Patents) from the Effective Date onward, including all costs relating to the transfer of the Licensed Patents to the new patent agents selected by Licensee and approved by Licensor. For any patent and legal costs relating to the Licensed Patents and Licensed Technology (excluding Refused Licensed Patents) paid by Licensor after the Effective Date (including, without limitation, those expenses related to patentability assessments and drafting, filing, prosecution, maintenance, and taxes (the “Patent Costs”)), Licensee shall promptly reimburse Licensor for such Patent Costs upon receipt of an invoice from Licensor for such expenses. For any work in progress with respect to the Licensed Patents for which the Patent Costs have not already been paid by Licensor to its patent firm prior to the transfer of the Licensed Patents to Licensee’s patent agent, Licensor will direct its patent firm to copy Licensee on all such invoices from said patent firm and Licensee will promptly pay said invoices directly to Licensor’s patent firm.

7.2	Patent Markings

Licensee shall comply with all applicable Canadian, United States and other foreign statutes relating to the marking of Licensed Product(s) and/or related packaging with patent pending, patent number(s), copyrights, or other intellectual property notices and legends required to maintain the intellectual property rights licensed under this Agreement.

7.3	Ownership of Technology

Subject only to the licenses granted to Licensee hereunder, all rights, title, and interest with respect to Licensed Patents and Licensed Technology that are not specifically granted herein are reserved to the owner thereof.

Article 8

WARRANTIES

8.1	Licensor Warranties

Licensor represents and warrants that:

a.	[***];

b.	Licensor has not granted to any other Entity any rights or licenses under the Licensed Technology or the Licensed Patents; and

c.	As of the Effective Date, Licensor is not aware of, nor has Licensor received notice of any allegations or claims that the Licensed Technology or Licensed Patents infringe the patent rights of any third party. Licensee acknowledges and accepts that Licensor has made no inquiries or undertaken any due diligence with respect to this warranty and said warranty is limited to the immediate knowledge of the Licensor, without further inquiry.

8.2	Limitation on Licensor’s Warranties

LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED PATENTS OR THE LICENSED TECHNOLOGY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. ALL LICENSED PATENTS AND LICENSED TECHNOLOGY ARE MADE AVAILABLE TO LICENSEE STRICTLY ON AN “AS IS” BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED PATENTS OR THE LICENSED TECHNOLOGY IS ERROR FREE OR THAT IT WILL MEET LICENSEE’S REQUIREMENTS. ALL IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE AND USE OF LICENSED TECHNOLOGY, LICENSED PATENTS, AND ANY PRODUCTS, SERVICES OR METHODS BASED ON THE LICENSED TECHNOLOGY IS ASSUIMED BY LICENSEE. OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR SPECIFICALLY DOES NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PATENTABILITY OF ANY LICENSED TECHNOLOGY, THE VALIDITY OF ANY LICENSED PATENT(S), THE SCOPE OF ANY LICENSED PATENT(S) CLAIMS, OR WHETHER OR NOT THE EXERCISE OF THE RIGHTS LICENSED UNDER THIS AGREEMENT WILL OR WILL NOT RESULT IN INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.3	Licensee’s Indemnification

Licensee hereby indemnifies and undertakes to defend Licensor, the Ottawa Hospital and all their respective affiliates, officers, directors, employees, students, representatives, agents, consultants and contractors (“Indemnified Parties”) and hold them harmless against all claims, suits, proceedings, demands, actions of any nature or kind whatsoever asserted against Indemnified Parties (“Claims”), and liabilities, damages, judgments, costs,

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission expenses and fees incurred by Indemnified Parties as a result of Claims (including but without limitation, reasonable legal expenses) (“Losses”), to the extent that such Claims arise out of or are in any way associated with this Agreement including, without limitation, the development, use, manufacture, marketing, promotion, sale or other disposition of the Licensed Products or the use of Licensed Patents or Licensed Technology by Licensee, its Affiliates or Sub-licensees or other third parties; any loss, cost or expense incurred by the Indemnified Parties relating to claims that the Licensed Products or Licensed Technology infringe the patent rights or other proprietary rights of a third party; and, solely with respect to Claims by third parties, any material breach by Company or its Affiliates or Sublicensees of the Agreement, except in each case to the extent such Claims or Losses result from the gross negligence or willful malfeasance of the Indemnified Parties.

Licensee agrees to pay promptly to Licensor the amount of all Losses to which the foregoing indemnity relates. The indemnification rights of the Licensor herein are in addition to all rights which Licensor may have at law or in equity or otherwise.

This indemnification clause shall survive the termination or expiration of this Agreement.

8.4	Insurance

Prior to the first clinical trials involving humans or the first Commercial Sale of Licensed Product, whichever occurs earliest, Company shall promptly obtain and maintain comprehensive general liability insurance which shall insure against no less than the following risks: bodily injury, personal injury, liability, property damage, products liability, and other types of insurance in type and amount considered reasonable and prudent in the industry given the types of risks involved in the development, pre-commercialization (including, without limitation, clinical trials) and commercialization of the Licensed Products and Licensed Technology, but in no event less than [***] dollars ($[***]) per occurrence and [***] dollars ($[***]) in the annual aggregate. Company shall maintain such coverage with a third party commercial insurance carrier(s) rated A or better. Company shall cause the insurance carrier to include the Licensor, and the Ottawa Hospital as named additional insureds on all such policies. Company shall provide Licensor with copies of the endorsements to such policies naming Licensor, and the Ottawa Hospital as additional insureds. Company shall instruct its insurance carrier(s) providing such coverage to notify Licensor in writing thirty (30) days prior to any material change in coverage provided by such policies. The reference above to a minimum insurance requirement in no way limits the liability of Licensee hereunder to that amount, and for clarity the Licensee shall be responsible for properly insuring above the referenced minimum amount if it is reasonable and prudent in the industry to do so given the types of risks involved in the development, pre-commercialization (including, without limitation, clinical trials) and commercialization of the Licensed Products and Licensed Technology. This insurance clause shall survive termination or expiration of this Agreement.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

8.5	Consequential Damages

Except for any damages arising pursuant to a breach of Article 10, neither party shall have any liability of any kind to the other party for any indirect, incidental, special or consequential damages, however caused, even if such other party has been advised of the possibility of such damages.

Article 9

INFRINGEMENT

9.1	Licensed Technology Infringes Third Party’s Rights

Should any third party threaten or make a claim that the manufacture, use, import or sale of a Licensed Product or the use of the Licensed Patents or the Licensed Technology by Licensee infringes or constitutes wrongful use of such third party’s intellectual property rights, Licensee shall give Licensor prompt written notice detailing as many facts as possible concerning such claim. Licensor agrees, at Licensee’s expense, to provide all necessary assistance to Licensee in its attempts to resolve such claims. To the extent that such claims are based solely on the use or practice of the subject matter Covered by the Licensed Patents or the Licensed Technology, Licensee may credit any reasonable legal costs, expenses, and fees expended by Licensee in defending against any such claims against earned royalties from sales of Licensed Products in those countries where such Licensed Products or the Licensed Technology are subject to such claims, up to a maximum credit of [***] percent ([***]%) of the earned royalties owing to Licensor hereunder. Licensee shall not enter into any agreement to settle any such claim without the prior written approval of the Licensor, which shall not be unreasonably withheld or delayed. Any award or settlement amount received by Licensee shall first be applied to Licensee’s reasonable un-recovered legal costs of the action and then to payment to Licensor of any royalties that were credited as outlined above.

9.2	Third Party Infringement

Licensor and Licensee agree that, should either party become aware of, any actual or potential infringement or wrongful use of the Licensed Technology and/or the Licensed Patents, that party will give the other party prompt notice detailing as many facts as possible concerning such infringement or potential infringement or wrongful use. During the term of this Agreement, Licensee, at its own expense, shall have the right to prosecute infringement or wrongful use of the Licensed Technology and/or the Licensed Patents in the Field of Use. Licensee shall have the right to join Licensor as a party plaintiff in any action brought by Licensee to enforce the Licensed Technology and/or Licensed Patents. Should Licensee join Licensor, Licensee shall pay all expenses incurred by Licensor in its participation in the action, and Licensee shall indemnify the Indemnified Parties against any losses, judgments, or awards that the Indemnified Parties may incur as a result of such action. Licensee shall recover and retain any and all damages recovered from such an action after Licensor’s expenses are paid, the Indemnified Parties are indemnified, all royalties and all other payments owing to Licensor under this Agreement have been paid in accordance with the Agreement, and Licensee’s reasonable legal expenses are paid, in that order. The foregoing rights shall be subject to the continuing right of Licensor to intervene in an action commenced by Licensee at Licensor’s own expense.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

9.3	Licensor Enforcement

Should Licensee not commence an action against a third party that is infringing or wrongfully using the Licensed Technology and/or Licensed Patents within one hundred and eighty (180) days of receiving notice of such infringement, then Licensor may, at its sole discretion, commence an action in its own name against such third party, at Licensor’s expense. Licensor shall have the right to join Licensee as a party plaintiff in any action brought by Licensor to enforce the Licensed Technology and/or Licensed Patents intellectual property rights. Should Licensor join Licensee, Licensor shall pay all expenses incurred by Licensee in its participation in the action. Licensor shall recover and retain any and all damages recovered from such an action

Article 10

CONFIDENTIAL INFORMATION

10.1	Confidential Information

Licensor and Licensee may disclose to one another Confidential Information for the purposes contemplated in this Agreement. Licensor and Licensee agree to use reasonable efforts to protect such Confidential Information and preserve its confidential and proprietary. Licensor and Licensee shall each use at least the same degree of care and precaution as is customarily used to protect their own Confidential Information and which in any event shall be no less than the degree of care generally exercised in the industry to protect Confidential Information. Licensor and Licensee each agree that such party shall utilize all such Confidential Information of the other solely for furthering the objectives of this Agreement and will not, either during the term of this Agreement or at any time subsequent to the termination of this Agreement, otherwise use such information of the other for its own benefit or for the benefit of others; nor will such party publish or otherwise disclose such Confidential Information of the other to any other individual or entity without the prior written consent of the other.

Article 11

TERMINATION

11.1	Licensor’s Right to Terminate

Licensor may, at its option, terminate this Agreement immediately and without notice if Licensee:

a.	makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under any Bankruptcy and Insolvency Act or any other statute of any state or country relating to insolvency or the protection of creditor’s rights; or

b.	is in breach or default of any material obligation under this Agreement and fails to cure such breach or default, or satisfy that such breach or default has been cured, or otherwise reach agreement with Licensor on a procedure to remedy the breach or default within sixty (60) days after receiving notice from Licensor to cure, except for failure of Licensee to reimburse Licensor for patent costs which breach or default must be cured by Licensee within fifteen (15) days of receipt of notice from Licensor per Section 6.1 above. In the event that the claimed breach or default involves a dispute over royalties or other payments claimed to be owed by Licensee hereunder, Licensee may satisfy its obligation to cure or remedy such claimed breach under this Section 11.1 by placing the amounts Licensor reasonably believes are owed to it in an escrow account, held by an unrelated third party escrow agent, until such time as the dispute over such royalties or payments is resolved.

11.2	Licensee’s Right to Terminate:

Licensee may terminate this Agreement together with all licenses granted hereunder upon ninety (90) days prior written notice to Licensor.

11.3	Obligations on Termination

Termination of this Agreement shall not release Licensor or Licensee from any obligation or liability to the other which shall have matured or accrued prior to termination. The following rights and obligations, in addition to others as expressly provided herein, shall survive termination:

a.	Licensee shall make all reports as required herein prior to termination and shall submit a final report as reasonably requested by Licensor within sixty (60) days of such request;

b.	Licensee shall pay all royalties or other payments due Licensor accrued or accruable for payment prior to termination, within thirty (30) days of the effective date of termination;

c.	Licensee shall maintain all records required to be kept herein for the period before termination, and shall allow Licensor examination privileges as set forth in Section 5.5 for twelve (12) months after the effective date of the termination;

d.	any licenses, releases, or agreements of non-assertion running in favour of end users of Licensed Products that have been entered into by Licensee with the approval of Licensor;

e.	all claims and causes of action one party may have against the other; and

f.	all obligations to preserve and maintain the confidentiality of Confidential Information, except as required by court orders or by law or to satisfy government regulations.

11.4	Assignment of Sublicenses

Upon termination of this Agreement, Licensee agrees to assign to Licensor all its rights under the Sublicense Agreements granted under this Agreement. All Sublicense Agreements shall contain the provision that Licensee may assign the Sublicense Agreements to Licensor if this Agreement is terminated; provided that Licensor shall not be required to accept such an assignment and may terminate any such Sublicense Agreement without obligation or liability to Licensee or its Sublicensee if (i) Licensee has not complied with the requirements of Article 2.4 (Rights to Sublicense) of this Agreement; (ii) if such Sublicense Agreement does not comply with Article 2.4 of this Agreement, or (iii) if Sublicensee is in breach of their Sublicense Agreement.

Article 12

GENERAL PROVISIONS

12.1	Alternative Dispute Resolution

In the event of any dispute or disagreement between the Licensor and Licensee with respect to the interpretation of any provision of this Agreement or the performance of Licensor or Licensee under this Agreement, upon the written request of either party, Licensee, as represented by a designated representative of Licensee’s choice, and Licensor, as represented by a designated representative of Licensor’s choice, will meet for the purpose of resolving such dispute or negotiating an adjustment or modification to such provision of this Agreement. The designated representatives will discuss the dispute and negotiate in good faith without the necessity of any formal proceedings related thereto. The dispute shall be referred for non-binding alternative dispute resolution (“ADR”) by either party if the designated representatives have not been able to resolve the dispute within [***] of their first meeting. No binding arbitration proceeding may be commenced unless the dispute is not settled within [***] of referral to ADR of such dispute. Licensee and Licensor shall share equally the costs of ADR.

12.2	Arbitration

Any dispute, controversy, or claim between Licensor and Licensee, arising out of or relating to this Agreement or the breach, termination, interpretation, or invalidity thereof, which is not settled within [***] of referral to ADR of such dispute, shall be settled, when permitted by law, final, by binding non-appealable arbitration under the following terms and conditions.

a.	Within [***] of the receipt of a demand for arbitration from the other party, Licensor and Licensee shall each select an arbitrator and give notice to the other party of the selection, including the arbitrator’s name, address, and phone number. The two chosen arbitrators shall select a third arbitrator to act with them in the arbitration,

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

b.	The decision of a majority of the arbitrators will be final and binding upon Licensor and Licensee. Both Licensor and Licensee agree to accept and abide by the decision.

c.	The arbitrator(s), in their discretion, shall allocate all costs of the arbitration between Licensor and Licensee. However, neither Licensor nor Licensee shall be required to pay the costs of the other party and the arbitrator chosen by such other party.

d.	All arbitration authorized by this Agreement shall be conducted in accordance with the Arbitrations Act (Ontario). The award of the arbitrator shall be final and binding upon the parties and all persons claiming through or under them. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction and thereupon execution or other legal process may issue thereon. The parties hereto and all persons claiming through or under them hereby attorn to the jurisdiction of the arbitrator and to the jurisdiction of any court in which the judgment may be entered.

12.3	Arbitration-Administrative Considerations

During any period of arbitration concerning this Agreement, this Agreement shall remain in full force and effect and all terms shall be complied with by both Licensor and Licensee.

12.4	Assignment

This Agreement may not be assigned or transferred by Licensee without the prior written consent of Licensor, which shall not be unreasonably withheld, except that, upon giving thirty (30) days advance written notice to Licensor, Licensee may assign this Agreement without consent to (i) an Affiliate of Licensee provided such Affiliate first agrees in writing to abide by the terms of this Agreement, a copy of which agreement shall be promptly provided to Licensor, or (ii) a successor to all or substantially all of the business of Licensee to which this Agreement relates, whether by merger, sale of stock, sale of assets or similar transaction, operation of law or otherwise. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5	Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, mail, courier, or by fax addressed to the recipient as follows:

Licensor’s notification address:

The Ottawa Hospital Research Institute
General Campus, 5th Floor Critical Care Wing, room 5206b 501 Smyth Road
Ottawa, Ontario K1H 8L6, Canada ATTN: Robert Hanlon, Chief Operating Officer Tel no. (613) 739-6815 Fax no. (613) 739-6294 Email: rhanlon@ohri.ca

Licensee’s notification address:

Verio Therapeutics Inc.
[***]

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during regular business hours of the recipient and on the Business Day during which such business hours next occur if not given during such hours on any day.

12.6	Waiver of Rights

In order to be effective, any waiver, by either party, of any right under this Agreement, must be in writing signed by an authorized representative of the party making the waiver. No such waiver or failure of Licensor or Licensee to enforce a right or strict performance under this Agreement shall be deemed to be a waiver or forbearance which would in any way prevent Licensor or Licensee from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this Agreement. No such waiver or failure to enforce shall affect the validity of this Agreement or be a continuing waiver excusing compliance with any provision of this Agreement in the future.

12.7	Publicity

Neither party will use the name of the other party in any publicity without the prior written approval of the party being so named. Such approval from either party shall not be unreasonably withheld or delayed. Licensee, its Affiliates, Sub-Licensees, employees, and agents will not use Licensor’s name, seal, logo, trademark, or service mark, or any adaptation of them, or the name, mark, or logo of any representative, organization or employee of Licensor in any way without the prior written consent of Licensor in its sole discretion.

12.8	Interpretation

The parties acknowledge that this Agreement has been the subject of full opportunity for negotiation and amendment and that the party who has taken the role of drafter shall not suffer any adverse construction of any terms or language of this Agreement because of such role.

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

12.9	Time of the Essence

Time is of the essence with respect to this Agreement.

12.10	Language

This Agreement is drawn up only in English at the request of both parties. Les parties aux présentes conviennent que ce document soit rédigé en anglais seulement.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representative.

IN WITNESS WHEREOF the parties have executed this Agreement on this 6th day of April, 2010.

OTTAWA HOSPITAL RESEARCH INSTITUTE		Verio Therapeutics Inc.

By:	/s/ Robert Hanlon	By	/s/ Frank Gleeson

Typed Name:	ROBERT HANLON	Typed Name:	Frank Gleeson

Title	Chief Operating Officer	Title:

Date	April 6/2010	Date:	April 6, 2010

Exhibit A

Licensed Technology/Licensed Patents

[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Exhibit B

Co-Owned Contribution

[***]

Assignees /Co-Owners	OHRI	Verio Therapeutics
Inventors	[***]	[***]
Contribution	[***]	[***]

*	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission

Page 26 of 26